Exhibit 10.27

August 24, 2007

Monosol Rx, LLC
30 Technology Drive

Warren, NJ 07059

Gentlemen:

You have advised us that Monosol Rx, LLC, a Delaware limited liability company (the “Borrower”), seeks financing for ongoing working capital requirements and other general purposes, as more fully described in the attached Summary of Terms and Conditions (the “Term Sheet”).  The Term Sheet describes the general terms and conditions for a $10,000,000 senior secured revolving credit facility (the “Facility”).

Based on and subject to the terms and conditions set forth in this commitment letter (the “Commitment Letter”) and in the Term Sheet, we hereby advise you of our commitment to provide (or to cause one or more of our respective affiliates to provide) the Facility, in the amounts set forth beside the signatures of the undersigned below.

The term of this Commitment Letter shall, except as otherwise set forth herein, commence on the date of this Commitment Letter and shall expire on the earlier of (i) 360 days after the date of this letter, and (ii) the date of execution and delivery of the definitive financing documentation for the Facility (the “Closing Date”).

The commitments made under this Commitment Letter are based on the financial and other information regarding the Borrower previously provided to us.  Accordingly, those commitments are subject to the satisfaction of each of the following conditions:

(i)                                     Each of the terms and conditions set forth in this Commitment Letter and in the Term Sheet;

(ii)                                  The absence of a material breach of any representation, warranty or agreement of the Borrower set forth in this Commitment Letter;

(iii)                               No change, occurrence or development that would reasonably be expected to have a material adverse effect on the business, assets, liabilities, operations, condition (financial or otherwise) or prospects of the Borrower shall have occurred or become known to us;

(iv)                              The information concerning the Borrower shall not differ in any material adverse manner from the information and other matters previously disclosed to us before the date of this Commitment Letter;

(v)                                 Material compliance with all applicable laws and regulations by the Borrower;

(vi)                              The negotiation, execution and delivery of definitive documentation for the Facility consistent with the Term Sheet; and

(vii)                           The board of directors of Monosol Rx, Inc. shall have made no decision to discontinue the pursuit of its currently proposed initial public offering.

No delay in the commencement or completion of that initial public offering shall be deemed a failure to satisfy any of the aforementioned conditions set forth in this Commitment Letter or in the Term Sheet.

You represent, warrant and covenant that: (i) all information other than Projections (as defined below), that has been or is, after the date of this Commitment Letter, made available to the undersigned by you or any of your representatives in connection with the transactions described in this Commitment Letter (the “Information”) is and will be complete and correct in all material respects as of the date made available to us and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading; and (ii) all financial projections concerning the Borrower that have been or, after the date of this Commitment Letter, are made available to us by you or any of your representatives (the “Projections”) have been or will be prepared in good faith based on assumptions you believe to be reasonable.  You agree to furnish us such Information and Projections as we may reasonably request and to supplement the Information and the Projections from time to time until the Closing Date so that the representation, warranty and covenant in the preceding sentence is correct on the Closing Date.

This Commitment Letter is addressed solely to you, as the Borrower, and is not intended to confer any obligations to or on, or benefits to or on any other person.

You may disclose the terms of this Commitment Letter and the Term Sheet (i) to your attorneys, financial advisors and accountants, (ii) to any underwriters or proposed underwriters in connection with your proposed initial public offering and (iii) in any filing with the Securities and Exchange Commission (including any amendment to your Registration Statement on Form S-1) or with the National Association of Securities Dealers in connection with your proposed initial public offering.  You acknowledge and agree that we may share with our affiliates any information relating to the Facility, this Commitment Letter and the Term Sheet.  The provisions of this paragraph shall remain in full force and effect regardless of whether definitive financial documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter.

Our commitment with respect to the Facility under this Commitment Letter shall terminate at 5:00 p.m. eastern daylight time on August 31, 2007 (the “Acceptance Deadline”), unless this Commitment Letter is accepted by you in writing and delivered to us before such time.

This Commitment Letter, together with the Term Sheet, embodies the entire agreement and understanding between you and us with respect to the specific matters set forth in this Commitment Letter and the Term Sheet and supersedes all prior agreements and understandings related to the subject matter of this Commitment Letter and the Term Sheet.

This Commitment Letter shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflicts of law provisions of the State of New York.  You and we irrevocably waive all right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Commitment Letter or the Term Sheet.

This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement.  Delivery of an executed signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Commitment Letter, provided that the facsimile transmission shall be promptly followed by the original thereof.

Neither this Commitment Letter nor the Term Sheet may be amended, and no provision of this Commitment Letter or the Term Sheet waived or modified, except by an instrument in writing signed by the undersigned and you.

This Commitment Letter may not be assigned by you without the prior written consent of the undersigned, and any purported assignment without such consent shall be null and void.

Please indicate your acceptance of this Commitment Letter and the Term Sheet by signing in the space provided and returning an original copy bearing your signature to us on or before the Acceptance Deadline.  We are pleased to have the opportunity to assist you in connection with this proposed financing transaction.

Very truly yours,

MONOLINE RX, L.P.

By:	BRATTON CAPITAL, INC.,
its General Partner

By:	/s/ John Cochran
	Name:	John Cochran
	Title:	V.P.

MONOLINE RX II, L.P.

By:	BRATTON CAPITAL, INC.,
its General Partner

By:	/s/ John Cochran
	Name:	John Cochran
	Title:	V.P.

Aggregate amount of commitment of MonoLine RX,
L.P., MonoLine RX II, L.P. and affiliated entities:
$8,327,000

HALIFAX MONOSOL INVESTORS, L.P.

By:	HALIFAX GENPAR MONOSOL, LLC,
its General Partner

By:	/s/ A. Judson Hill
	Name:	A. Judson Hill
	Title:	Managing Director

Amount of commitment: $1,673,000

ACCEPTED AND AGREED TO ON
AUGUST 24, 2007:

MONOSOL RX, LLC

By:	MONOSOL RX GENPAR, L.P., its Manager

By:	BRATTON CAPITAL, INC., its General Partner

	By:	/s/ John Cochran
		Name:	John Cochran
		Title:	V.P.

Attachment to Commitment Letter

MONOSOL RX, LLC
SUMMARY OF TERMS AND CONDITIONS
$10,000,000 SENIOR SECURED CREDIT FACILITY
August 24, 2007

BORROWER:	Monosol Rx, LLC, a Delaware limited liability company (the “Borrower”)

LENDERS:	MonoLine RX, L.P., MonoLine RX II, L.P. and Halifax Monosol Investors, L.P., or their respective appointed affiliates (collectively, the “Lenders”)

FACILITY:	A $10,000,000 revolving credit facility (the “Facility”). Subject to the limitations described in this term sheet, revolving credit loans may be repaid and reborrowed.

AVAILABILITY OF LOANS:

Loans under the Facility shall be available until the earlier of (i) the Maturity Date (as defined below) and (ii) the date that the board of directors of Monosol Rx, Inc. determines that Monosol Rx, Inc. will not further pursue its currently proposed initial public offering.

MATURITY DATE:

All amounts outstanding under the Facility shall be due and payable in full on the earliest of (i) the fifth business day after the completion of Monosol Rx, Inc.’s currently proposed initial public offering; (ii) the fifth business day after the completion of any private equity financing of the Borrower in lieu of Monosol Rx, Inc.’s currently proposed initial public offering, and (iii) 360 days after the date of the Borrower’s acceptance of the Commitment Letter to which this term sheet is attached (the “Maturity Date”).

PURPOSE:

The Facility shall be used (i) for the Borrower’s general company purposes, including, without limitation, working capital and capital expenditures in the ordinary course of business, and (ii) to pay the Borrower’s fees and expenses related to the Facility.

SECURITY:

The Lenders shall receive first priority perfected security interest in all assets, tangible and intangible, of the Borrower (the “Collateral”).  All such security interests shall be created on terms, and pursuant to customary documentation satisfactory to the Lenders and none of the Collateral shall be subject to any other security interests except as permitted in writing by the Lenders.

INTEREST RATE:

For each loan, the LIBOR Rate plus 400 basis points.  The LIBOR Rate shall mean the rate per annum appearing on Reuters Screen LIBOR 01 Page (or any successor or substitute page of such service, or any successor for such service), at approximately 11:00 a.m. London time two business days before making the applicable loan, offered for U.S. dollar deposits with a maturity comparable to that of the applicable loan.  LIBOR Rate and all fees shall be calculated on a 360-day basis.

INTEREST PAYMENTS:	Interest on loans will be due and payable on the Maturity Date.

COMMITMENT FEE:

The Borrower shall pay a total commitment fee of 75 basis points with 50% payable at the time of the Borrower’s acceptance of the Commitment Letter, and the remaining 50% payable on the Maturity Date.  The commitment fee shall be allocated between the Lenders in accordance with the amounts of their commitments.

LOANS UNDER THE CREDIT FACILITY:	Borrowings may be requested upon ten (10) business days’ notice. Notice must be given to each Lender by 1:00 p.m. Eastern time, on the day on which the notice is required.

REPAYMENT:	The Facility shall be repaid in full, including any unpaid interest, on the Maturity Date.

OPTIONAL PREPAYMENTS:	Loans may be prepaid before the Maturity Date at any time without penalty. Any such prepayment shall not reduce the amount of the Facility.

CONDITIONS PRECEDENT TO CLOSING:	1.The negotiation, execution and delivery of definitive credit documentation for the Facility in form and substance satisfactory to the Lenders.

2.All governmental and other third-party consents and approvals necessary in connection with the Facility shall have been obtained and remain in effect.

3.No change, occurrence or development that would reasonably be expected to have a material adverse effect on the business, assets, liabilities, operations, condition (financial or otherwise) or prospects of the Borrower shall have occurred or become known to the Lenders.

4.There shall be no pending or threatened litigation, bankruptcy or insolvency, injunction, order or claim with respect to the Borrower that could reasonably be expected to have a material adverse effect on the financial condition of the Borrower, or on the ability of the Borrower to perform its obligations under the Facility.

5.The Lenders shall have received payment of the commitment fees that are due and payable at or before the closing date of the Facility.

CONDITIONS PRECEDENT TO ALL BORROWINGS:

Customary for facilities of this nature, including, but not limited to, company existence; company and governmental authorization; financial information; no material adverse changes; compliance with laws and agreements; title to assets; material contracts; no material litigation; payment of taxes; financial condition; and full disclosure.

AFFIRMATIVE COVENANTS:

Customary for facilities of this nature, including, but not limited to, receipt of financial information; notification of litigation (with a materiality threshold to be determined), investigations and other adverse changes; payment and performance of obligations; conduct of business; maintenance of existence; maintenance of property and insurance (including hazard and business interruption coverage); maintenance of records and accounts; inspection of property and books and records; compliance with laws; and payment of taxes.

NEGATIVE COVENANTS:

Customary for facilities of this nature, including, but not limited to, restrictions and limitations on: indebtedness (except for unsecured debt; liens; guaranty obligations; material changes in business; mergers (other than the proposed merger of the Borrower with and into Monosol Rx, Inc.); sales of assets outside of the ordinary course of business; acquisitions of businesses; loans and investments; transactions with affiliates; and prepayments of or material amendments to indebtedness (including, without limitation, repayment of any subordinated debt).

EVENTS OF DEFAULT:

Customary for facilities of this nature, including, but not limited to, failure to pay any interest, principal or fees under the Facility when due; failure to perform any covenant or agreement; representations or warranties being inaccurate or false when made; invalidity of any security interest in favor of the Lenders; insolvency or bankruptcy; judgment defaults; and change in control.

ASSIGNMENTS AND PARTICIPATIONS:	Lenders will not be permitted to make assignments or participations without the consent of the Borrower.

WAIVERS AND AMENDMENTS:

Amendments and waivers of the provisions of the definitive credit documentation will require the approval of the Required Lenders, except that the consent of all the Lenders affected thereby shall be required with respect to (i) increases in commitments, (ii) reductions of principal, interest or fees, (iii) extensions of scheduled maturities or times for payment, and (iv) releases of all or substantially all of the value of the Collateral. “Required Lenders” means, on any date of determination, those Lenders who collectively hold more than 50% of the Facility, or if the Facility has been terminated, those Lenders who collectively hold more than 50% of the aggregate outstandings.

WAIVER OF JURY TRIAL, GOVERNING LAW:	Waiver of jury trial, submission to jurisdiction in New York, New York and mandatory binding arbitration in New York, New York; New York law (without reference to choice of law provisions) to govern.

MISCELLANEOUS:

This summary of terms and conditions does not purport to summarize all the conditions, covenants, representations, warranties and other provisions that would be contained in definitive credit documentation for the Facility.